Filed pursuant to Rule 424(b)(3)

Registration No. 333-234759

FRANKLIN BSP PRIVATE CREDIT FUND

Class A Shares of Beneficial Interest

Advisor Class Shares of Beneficial Interest

Supplement No. 1, dated July 30, 2026 to the Prospectus and
Statement of Additional Information dated April 30, 2026

This supplement (“Supplement”) is part of and should be read in conjunction with the prospectus (the “Prospectus”) and statement of additional information (“SAI”) of Franklin BSP Private Credit Fund (the “Fund”), each dated April 30, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and the SAI.

You should carefully consider the “Risk Factors” beginning on page 37 of the Prospectus before you decide to invest.

Appointment of Treasurer

On July 27, 2026, the Fund’s Board appointed Maxwell Rudenstein to serve as Treasurer (Principal Financial Officer and Principal Accounting Officer) of the Fund, effective immediately and concurrently with the departure of Nina Baryski, who held the roles of Principal Financial Officer and Principal Accounting Officer until this transition.

Mr. Rudenstein, 37, is a Managing Director with Benefit Street Partners L.L.C. (“BSP”). Prior to joining BSP in 2016, Mr. Rudenstein was in fund administration at Kaufman Rossin Fund Services. Mr. Rudenstein received a Master’s degree in Accounting and Bachelor’s degrees in Finance and Economics from the University of Massachusetts Amherst.

Row two of the table under “Management of the Fund—Trustees and Officers—Officers” on page 17 of the SAI is hereby deleted in its entirety and replaced with the following:

Name, Address(1) and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Serviced	Principal Occupation(s) During Past 5 Years
Maxwell Rudenstein 1988	Treasurer	Indefinite Length - Since July 2026	Managing Director at Benefit Street Partners L.L.C.

Investors Should Retain This Supplement for Future Reference